Exhibit 10.1

QLOGIC CORPORATION

2005 PERFORMANCE INCENTIVE PLAN

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1.	General.

These Terms and Conditions of Nonqualified Stock Option (these “Terms”) apply to a particular stock option (“Option”) to purchase shares of Common Stock of QLogic Corporation (including its Subsidiaries, the “Corporation”) if incorporated by reference in the Notice of Grant Agreement (“Grant Notice”) corresponding to that particular grant. The recipient of the Option identified in the Grant Notice is referred to as the “Grantee.” The per share exercise price of the Option as set forth on the Grants tab on the CEFS website (www.ubs.com/cefs/qlgc) is referred to as the “Exercise Price.” The effective date of grant of the Option as set forth on the Grants tab on the CEFS website is referred to as the “Award Date.” The Option was granted under and subject to the QLogic Corporation 2005 Performance Incentive Plan (including any applicable sub-plan, the “Plan”) and these Terms. Capitalized terms are defined in the Plan if not defined herein. The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Option Agreement” applicable to the Option, or this “Option Agreement.”

2.	Vesting; Limits on Exercise; Incentive Stock Option Status.

Subject to adjustment under Section 7.1 of the Plan and further subject to early termination under Section 5 of these Terms and Section 7.4 of the Plan, the Option shall become vested as follows: (1) 25% of the total number of shares of Common Stock subject to the Option shall vest on the first anniversary of the Award Date; and (2) an additional 6.25% of the total number of shares of Common Stock subject to the Option shall vest every three months thereafter until the Option is vested as to all of the shares of Common Stock subject thereto. The Option may be exercised only to the extent the Option is vested and exercisable.

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Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

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Minimum Exercise. No fewer than 100 shares of Common Stock (subject to adjustment under Section 7.1 of the Plan) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

3.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 5 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation, interferes in any way with the right of the Corporation at any time to terminate such employment or service, or affects the right of the Corporation to increase or decrease the Grantee’s other compensation. In jurisdictions that do not recognize an at will employment relationship, the prior sentence is subject to Grantee’s contract of employment and applicable law.

4.	Manner of Exercise.

4.1 Method of Exercise of Option.

The Corporation has established a web – based system for managing and exercising Options. Currently, UBS Financial Services, Inc. (“UBS”) manages Option exercises. In order to exercise an Option, the Grantee must contact UBS either by logging on to the UBS OneSource website (http://www.ubs.com/onesource/qlgc) or by calling the UBS Call Center at 1-866-756-4421. UBS will request from the Grantee information regarding the Option to be exercised, the method of payment of the exercise price and the order type. In order to comply with the terms of the Plan, the Grantee also must deliver:

•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer, or utilizing the UBS same day sale procedures;

•	any written statements or agreements required pursuant to Section 8.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator. For other methods of payment for exercise, contact the Administrator.

4.2 Responsibility for Taxes. The ultimate liability for any and all tax, social insurance and payroll tax withholding legally payable by an employee under applicable law (including without limitation laws of foreign jurisdictions)(“Tax-Related Items”) is and remains Grantee’s responsibility and liability and the Corporation (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option and the subsequent sale of the shares of Common Stock subject to the Option; and (b) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Grantee’s liability for Tax-Related Items.

Prior to exercise of the Option, Grantee shall pay or make adequate arrangements satisfactory to the Administrator to satisfy all withholding obligations of the Corporation. In this regard, Grantee authorizes the Corporation to withhold all applicable Tax-Related Items legally payable by Grantee from his or her wages or other cash compensation paid to Grantee by the Corporation or from proceeds of sale. Alternatively, or in addition, if permissible under local law, the Corporation may sell or arrange for the sale of shares of Common Stock that Grantee is due to acquire to meet the minimum withholding obligations for Tax-Related Items. Finally, Grantee shall pay to the Corporation any amount of any Tax-Related Items that the Corporation may be required to withhold as a result of Grantee’s participation in the Plan or Grantee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described.

5.	Early Termination of Option.

5.1 Expiration Date. Subject to earlier termination as provided below in this Section 5, the Option will terminate ten years after the Award Date, including the Award Date (the “Expiration Date”). For example, if an Option is awarded on February 15, 2010, assuming no earlier termination as set forth in this Section 5, the Option will terminate at the close of business on February 14, 2020.

5.2 Possible Termination of Option upon Change in Control. The Option is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the Plan.

5.3 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 5.2 above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation is referred to as the Grantee’s “Severance Date”):

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other than as expressly provided below in this Section 5.3, (a) the Grantee will have until the date that is 3 months after his or her Severance Date (including the Severance Date) to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date (e.g. – if the Severance Date as February 15, 2010, the three-month period would expire at the close of business on May 14, 2010), (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 3-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-month period;

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if the termination of the Grantee’s employment or services is the result of the Grantee’s death or Total Disability (as defined below), (a) the Grantee (or his or her beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Grantee’s Severance Date (including the Severance Date)

to exercise the Option (e.g. – if the Severance Date as February 15, 2010, the 12-month period would expire at the close of business on February14, 2011), (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

•	if the Grantee’s employment or services are terminated by the Corporation for Cause (as defined below), the Option (whether vested or not) shall terminate on the Severance Date.

For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).

For purposes of the Option, “Cause” means that the Grantee:

(1)	has been negligent in the discharge of his or her duties to the Corporation, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(2)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Corporation or any affiliate of the Corporation; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(3)	has materially breached any of the provisions of any agreement with the Corporation or any affiliate of the Corporation; or

(4)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation or any affiliate of the Corporation; has improperly induced a vendor or customer to break or terminate any contract with the Corporation or any affiliate of the Corporation; or has induced a principal for whom the Corporation or any affiliate of the Corporation acts as agent to terminate such agency relationship.

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 5.2. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement. In addition to the circumstances set out in Section 6.2 of the Plan, the employment relationship shall not be considered terminated in the case of any statutory leave.

6.	Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.7 of the Plan and subject to applicable law.

7.	Adjustment.

The total number of shares of Common Stock subject to the Option, as well as the Exercise Price of the Option, are subject to adjustment pursuant to Section 7.1 of the Plan.

8.	Data Privacy Consent.

Grantee explicitly and unambiguously consents to the collection, use, transfer and processing, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Corporation or its affiliates (or their agents) for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

Grantee further understands that the Corporation or its affiliates (or their agents) hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in the Corporation and details of all Options or other entitlements to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country, or elsewhere, and that the recipient’s country may not have the same level of data privacy laws and protections as Grantee’s country. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired upon exercise of the Option. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting the Corporation’s human resources department. Grantee understands that withdrawal of consent may affect Grantee’s ability to exercise or realize benefits from the Option.

9.	Nature of Grant.

In accepting the grant of the Option, Grantee acknowledges that: (i) the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, suspended or terminated by the Corporation at any time, as provided in the Plan and these Terms; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options even if stock options have been granted repeatedly in the past; (iii) all decisions with respect to future grants will be at the sole discretion of the Corporation; (iv) Grantee’s participation in the Plan shall not create a right to further employment and shall not interfere with the ability of the Corporation to terminate Grantee’s employment relationship at any time with or without cause (subject to Grantee’s contract of employment, if one exists, and applicable law); (v) Grantee’s participation in the Plan is voluntary; (vi) in the event that Grantee is not an employee of the Corporation, the Option grant will not be interpreted to form an employment contract or relationship with the Corporation, and furthermore, the Option grant will not be interpreted to form an employment contract with the Corporation and any of its affiliates; (vii) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (viii) if the underlying shares of Common Stock do not increase in value, the Option will have no value; (ix) if Grantee exercises his or her Option and obtains shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Exercise Price; and (x) no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or shares of Common Stock acquired pursuant to the Option whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or employment or otherwise howsoever. Grantee irrevocably releases the Corporation and its affiliates from any such claim that may arise and Grantee shall not be entitled to any compensation or damages whatsoever or however described by reason of any termination, withdrawal or alteration of rights or expectations under the Plan.

10.	Clawback Policy.

Notwithstanding anything else contained herein or in the Plan to the contrary, but subject to applicable law, this Option Agreement is subject to the Company’s clawback policy, as well as the “clawback” provisions of applicable law, rules and regulations, as each may be adopted and in effect from time to time (collectively, the “Clawback Policy”). The provisions of the Clawback Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

11.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records or at Grantee’s place of work, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or by pre-paid post/mail shall be enclosed in a properly sealed envelope addressed as aforesaid. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation, shall be deemed to have been duly given five business days after the date posted/mailed in accordance with the foregoing provisions of this Section 11.

12.	Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement. The Grantee acknowledges having read and understanding the Plan and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13.	Entire Agreement.

This Option Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14.	Governing Law.

This Option Agreement shall be governed by and construed and enforced and executed in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

15.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 7.4 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

16.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.	Acceptance.

In accepting the grant of the Option, Grantee acknowledges receipt of a copy of the Plan, the Grant Notice and these Terms. Grantee has read and understands the terms and provisions thereof, and has accepted the Option subject to all terms and conditions of the Plan, the Grant Notice and these Terms. Grantee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the shares of Common Stock acquired upon exercise and that Grantee should consult a tax adviser prior to such exercise or disposition.